                           PHARMACEUTICAL BUYERS, INC.

                           FINANCIAL STATEMENTS
                           AS OF DECEMBER 31, 1996
                           TOGETHER WITH REPORT OF INDEPENDENT
                             PUBLIC ACCOUNTANTS

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
  Pharmaceutical Buyers, Inc.:

We have audited the accompanying balance sheet of PHARMACEUTICAL BUYERS, INC. (an Arkansas corporation) as of December 31, 1996, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pharmaceutical Buyers, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                         /s/ Arthur Andersen LLP

                                         Arthur Andersen LLP




Denver, Colorado,
  March 4, 1997.

                                      PHARMACEUTICAL BUYERS, INC.
                                      ---------------------------

                                            BALANCE SHEET
                                            -------------

                                          DECEMBER 31, 1996
                                          -----------------
                                      ASSETS
                                      ------
CURRENT ASSETS:
  Cash and cash equivalents (Note 2)                                                   $  2,077,511
  Available-for-sale investments (Note 2)                                                   485,922
  Receivables (Note 2)                                                                    1,257,239
  Other current assets (Note 7)                                                              54,816
                                                                                       ------------

           Total current assets                                                           3,875,488

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $154,194                         159,172

DEFERRED INCOME TAXES (Note 5)                                                               43,863

OTHER ASSETS, net (Note 2)                                                                  982,568
                                                                                       ------------

           Total assets                                                                $  5,061,091
                                                                                       ============

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
                     -------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                                                     $     48,897
  Accrued expenses                                                                          207,878
  Deferred revenue (Note 2)                                                                 245,909
  Income taxes payable                                                                      666,957
  Current deferred income taxes (Note 5)                                                    283,380
  Current portion of other long-term payables (Note 4)                                      204,736
                                                                                       ------------
           Total current liabilities                                                      1,657,757

NOTES PAYABLE AND OTHER LONG-TERM PAYABLES (Note 4)                                       8,160,649
                                                                                       ------------
           Total liabilities                                                              9,818,406
                                                                                       ------------
COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' DEFICIT (Note 3):
  Class A common stock, $.01 par value, 500 shares authorized,
     66 shares issued and outstanding                                                             1
  Class B common stock, $.01 par value, 500 shares authorized,
     84 shares issued and outstanding                                                             1
  Additional paid-in capital                                                              5,766,681
  Retained earnings                                                                       2,076,002
  Treasury stock                                                                        (12,600,000)
                                                                                       ------------

           Total stockholders' deficit                                                   (4,757,315)
                                                                                       ------------
           Total liabilities and stockholders' deficit                                 $  5,061,091
                                                                                       ============

                                The accompanying notes to financial statements
                                  are an integral part of this balance sheet.

                                      PHARMACEUTICAL BUYERS, INC.
                                      ---------------------------


                                        STATEMENT OF OPERATIONS
                                        -----------------------

                                  FOR THE YEAR ENDED DECEMBER 31, 1996
                                  ------------------------------------

REVENUE:
  Administrative fees                                                    $4,815,708
  Membership fees                                                           686,542
                                                                         ----------
         Total revenue                                                    5,502,250
                                                                         ----------
EXPENSES:
  Operating                                                               1,270,420
  Selling, general and administrative                                     1,159,538
  Depreciation and amortization                                             289,497
                                                                         ----------
         Total expenses                                                   2,719,455
                                                                         ----------
         Income from operations                                           2,782,795
                                                                         ----------
OTHER INCOME (EXPENSE):
  Interest expense                                                         (899,352)
  Other income, net                                                         145,379
                                                                         ----------
         Total other expense, net                                          (753,973)
                                                                         ----------
INCOME BEFORE INCOME TAX PROVISION                                        2,028,822

INCOME TAX PROVISION                                                       (810,881)
                                                                         ----------
NET INCOME                                                               $1,217,941
                                                                         ==========

                       The accompanying notes to financial statements
                          are an integral part of this statement.


                                            PHARMACEUTICAL BUYERS, INC.
                                            ---------------------------


                                        STATEMENT OF STOCKHOLDERS' DEFICIT
                                        ----------------------------------

                                       FOR THE YEAR ENDED DECEMBER 31, 1996
                                       ------------------------------------



                                         Common Stock
                                       ---------------     Paid-In        Retained        Treasury
                                       Shares   Amount     Capital        Earnings         Stock            Total
                                       ------   ------    ----------    -----------    ------------      -----------
BALANCES,
  December 31, 1995                     150       $2      $5,766,681    $  858,061     $(12,600,000)     $(5,975,256)

    Net income                            -        -               -     1,217,941                -        1,217,941
                                        ---       --      ----------    ----------     ------------      -----------
BALANCES,
  December 31, 1996                     150       $2      $5,766,681    $2,076,002     $(12,600,000)     $(4,757,315)
                                        ===       ==      ==========    ==========     ============      ===========

                                      The accompanying notes to financial statements
                                         are an integral part of this statement.

                                             PHARMACEUTICAL BUYERS, INC.
                                             ---------------------------

                                               STATEMENT OF CASH FLOWS
                                               -----------------------

                                         FOR THE YEAR ENDED DECEMBER 31, 1996
                                         ------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                     $1,217,941
  Adjustments to reconcile net income to net cash
     provided by operating activities-
       Depreciation and amortization                                                289,497
       Gain on sales of investments, net                                            (11,446)
       Deferred income tax benefit                                                  (55,187)
       Changes in assets and liabilities-
         Increase in receivables                                                   (154,919)
         Increase in other assets                                                   (44,790)
         Decrease in accounts payable                                                (3,688)
         Decrease in accrued expenses                                               (46,216)
         Increase in deferred revenue                                               112,259
         Increase in income taxes payable                                           602,317
                                                                                 ----------
           Net cash provided by operating activities                              1,905,768
                                                                                 ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment                                               (60,823)
  Proceeds from sales of investments                                                 69,249
  Purchase of investments                                                          (543,455)
                                                                                 ----------
           Net cash used in investing activities                                   (535,029)
                                                                                 ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment on other long-term payables                                              (168,850)
                                                                                 ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                         1,201,889

CASH AND CASH EQUIVALENTS, at beginning of year                                     875,622
                                                                                 ----------
CASH AND CASH EQUIVALENTS, at end of year                                        $2,077,511
                                                                                 ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest                                                         $  897,164
                                                                                 ==========
  Cash paid for income taxes                                                     $  129,200
                                                                                 ==========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
  In 1996, the Company contributed to Vista Purchasing Partners, L.L.C.
  the balance of its accounts receivable from Vista of $40,379 as its initial contribution to the joint venture (Note 6).


                        The accompanying notes to financial statements
                           are an integral part of this statement.

                       PHARMACEUTICAL BUYERS, INC.
                       ---------------------------


                      NOTES TO FINANCIAL STATEMENTS
                      -----------------------------

                         AS OF DECEMBER 31, 1996
                         -----------------------


(1)  ORGANIZATION
     ------------

Pharmaceutical Buyers, Inc. ("PBI" or the "Company"), an Arkansas corporation, is a group purchasing organization. PBI aggregates buying power for its members in order to negotiate favorable contracts with pharmaceutical and medical supply manufacturers and distributors. PBI's members include long-term care providers, home infusion providers, home medical equipment dealers, medical distributors and other healthcare providers. The Company's revenue is derived from membership fees paid by members and administrative fees paid by manufacturers and distributors.

In November 1995, in connection with the Stock Purchase and Redemption Agreement (Note 3), the Company restated and amended its Articles of Incorporation to authorize 500 shares of $.01 par value Class A voting common stock and 500 shares of $.01 par value Class B non-voting common stock. On November 30, 1995, as discussed in Note 3, the Company was recapitalized (the "Recapitalization") by way of the issuance of debt and equity, and the repurchase of common stock for the Company's treasury.


(2)  SIGNIFICANT ACCOUNTING POLICIES
     -------------------------------

     Basis of Accounting
     -------------------

The accompanying financial statements have been prepared using the accrual method of accounting. Investment in joint venture is accounted for using the equity method (Note 6).

     Cash and Cash Equivalents and Available-For-Sale Securities
     -----------------------------------------------------------

Cash and cash equivalents include cash and investments with original maturities of three months or less and which are not subject to significant risk from changes in interest rates. Available-for-sale investments include those investments expected to be held between three and twelve months. At December 31, 1996, all investments were in equity securities, classified as available-for-sale and therefore were accounted for at fair market value in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The carrying value of all investments approximated fair market value.


     Property and Equipment
     ----------------------

Property and equipment is stated at cost. Depreciation and amortization are charged to operations using primarily accelerated depreciation methods over the estimated useful lives of the various classes of assets, which vary from 5 to 39 years.


     Non-Compete Agreements
     ----------------------

Non-compete agreements have been recorded by the Company as a result of the Recapitalization discussed in Note 3. Such intangible assets are being amortized over a four-year period from the date of the Recapitalization (November 30, 1995). At December 31, 1996, non-compete agreements of $587,974 is recorded, net of accumulated amortization of $195,991, and is included in other assets in the accompanying balance sheet.


     Debt Issuance Costs
     -------------------

Costs associated with the debt transactions discussed in Note 4 are being amortized over the term of the related debt, which approximates the effective interest method of amortization. At December 31, 1996, deferred debt issuance costs of $346,490 is recorded, net of accumulated amortization of $42,094, and is included in other assets in the accompanying balance sheet.

     Income Taxes
     ------------

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes" ("SFAS 109"), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective basis for income tax purposes. The Company files their income tax returns under the cash basis. Deferred tax assets and liabilities are measured and recorded using enacted tax rates in effect for the year in which those temporary difference are expected to be recorded or settled.


     Receivables and Deferred Revenue
     --------------------------------

The Company derives its revenue primarily from two sources. The Company charges annual membership dues to its members. Membership dues are billed in advance throughout the year depending on the member's anniversary date. The Company also receives contract administrative fees from medical supply and pharmaceutical manufacturers and distributors. These fees are usually paid monthly or quarterly, in arrears, depending on the supplier. The amounts paid to the Company by manufacturers and distributors are based on the volume of purchases by the Company's members.


At December 31, 1996, the Company has recorded approximately $1,257,000 of administrative fees receivable. This amount is based on Company estimates of the volume of purchases by its members based on discussions with and information provided by manufacturers and distributors. Management believes that all administrative fees receivable are fully collectible. Additionally, approximately $246,000 of membership dues have been received in advance, and are recorded in the accompanying balance sheet as deferred revenue, to be recognized ratably over their one year membership period.

     Use of Estimates
     ----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Fair Value of Financial Instruments
     -----------------------------------

Financial instruments include cash and cash equivalents, available-for-sale investments, administrative fees receivable, accounts payable, accrued expenses, notes payable and other long-term payables. The carrying amounts for cash and cash equivalents, administrative fees receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. The carrying amounts of available-for-sale investments, notes payable and other long-term payables approximate fair value as the pricing and terms of those instruments are indicative of current rates and credit risk.


     Asset Impairment
     ----------------

The Company reviews its assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For assets which are held and used in operations, the asset would be impaired if the undiscounted future cash flows related to the asset did not exceed the net book value.


(3)  RECAPITALIZATION
     ----------------

On November 30, 1995, the Company completed the Recapitalization. As a result of this Recapitalization, the Company: (1) sold shares of its Class A common stock and Class B common stock for $6,000,000, (2) repurchased shares of its Class A common stock for $12,600,000, and (3) borrowed $6,450,000 through Senior Secured Notes and $1,300,000 through Senior Secured Convertible Notes from Massachusetts Mutual Life Insurance Company and affiliates ("Mass Mutual"), due in November 2005 (Note 4).


Also as part of the Agreement, the Company entered into non-compete agreements with the two original stockholders to be paid over a period ending October 1999 (Note 4).


(4)  NOTES PAYABLE AND OTHER LONG-TERM PAYABLES
     ------------------------------------------

Notes payable and other long-term payables at December 31, 1996, are as follows:

     Senior Secured Notes, payable to a stockholder (Mass Mutual);
       collateralized by substantially all assets of the Company;
       interest payable semi-annually at 10.5%; annual principal payments commencing November 30, 1999, of $921,429 until paid in full by November
       2005; available for prepayment subject to a maximum annual and aggregate
       prepayment amount, as defined                                                        $6,450,000

     Senior Secured Convertible Notes, payable to a stockholder
       (Mass Mutual); collateralized by substantially all assets of the Company; interest payable semi-annually at 10.5%; due
       November 30, 2005; available for prepayment subject to a maximum annual and aggregate prepayment amount, as defined; convertible
       into 26 Class A common shares at $50,000 per share                                    1,300,000

     Non-compete agreements payable; noninterest bearing installments
       (discounted using 10.5% rate); due in semi-annual installments through 1999             615,385
                                                                                            ----------
                                                                                             8,365,385

     Less:  Current portion                                                                   (204,736)
                                                                                            ----------
                                                                                            $8,160,649
                                                                                            ==========

Principal repayments of notes payable and other long-term payables at December 31, 1996, are summarized as follows:

                 1997                               $  204,736
                 1998                                  216,238
                 1999                                1,115,840
                 2000                                  921,429
                 2001                                  921,429
                 Thereafter                          4,985,713
                                                    ----------
                                                    $8,365,385
                                                    ==========

(5)  INCOME TAXES
     ------------

The income tax provision consists of the following for the year ended December 31, 1996:

                 Current:
                   Federal                          $822,647
                   State                              43,421
                                                    --------
                                                     866,068
                                                    --------
                 Deferred:
                   Federal                           (52,428)
                   State                              (2,759)
                                                    --------
                                                     (55,187)
                                                    --------
                 Income tax provision               $810,881
                                                    ========

The significant components of the Company's net deferred liability at December 31, 1996 are as follows:

                 Current deferred tax assets (liabilities):
                   Administrative fees receivable                $(468,950)
                   Accounts payable                                 18,239
                   Accruals                                         77,538
                   Deferred revenue                                 91,724
                   Other                                            (1,931)
                                                                 ---------
                        Net current deferred tax liabilities     $(283,380)
                                                                 =========

                 Long-term deferred tax assets:
                   Amortization of non-compete agreements        $  43,863
                                                                 =========

The following table reconciles the federal statutory income tax rate to the Company's effective income tax rate:

         Provision for income taxes at federal statutory rate        34.0%
         Nondeductible expenses                                       1.5%
         Nontaxable investment income                                (2.2)%
         State income taxes, net of federal benefit                   3.3%
         Other                                                        3.4%
                                                                     ----
         Effective income tax rate                                   40.0%

(6)  RELATED PARTY TRANSACTIONS
     --------------------------

The Company leases certain office space from a stockholder. The Company's management believes that the transaction is arms length and reflects market rates for similar space. Payments made for this lease were $89,635 for the year ended December 31, 1996. The lease is noncancellable and expires May 31, 2000.

During 1996, the Company paid fees of $35,008 to DASCO, an entity related by common ownership, for administrative activities. Also, prior to April 1996, the Company had a $50,000 certificate of deposit with a bank. This certificate of deposit served as security for a loan made by the bank to DASCO. In April 1996, DASCO defaulted on the loan and the certificate of deposit was used by the bank to pay down the loan. Both amounts have been reflected as selling, general and administrative expenses in the accompanying statement of operations.

In May 1995, PBI and an entity owned by certain of the Company's officers (the "Officers") entered into a joint venture agreement and formed Vista Purchasing Partners, L.L.C. ("Vista"). Vista is owned 50% by PBI and 50% by this other entity. Vista was formed to pursue related aggregate purchasing opportunities with hospital-affiliated alternative sites. Vista had insignificant activity during 1995. In 1996, Vista reimbursed PBI for contract labor costs of $62,000.

PBI accounts for its investment in Vista under the equity method. PBI's share of Vista's 1996 net loss was not material.

Effective June 1, 1995, the Company entered into an agreement to purchase the operations of Parental Alimentation Providers Association ("PAPA"). In accordance with the agreement, PAPA was entitled to all membership dues of existing PAPA members until June 1, 1996. At June 1, 1996, the Company exercised its option to purchase the operations of PAPA for no additional consideration. The operations of PAPA were merged with those of the Company from that date. During 1996, the Company reimbursed approximately $41,000 to PAPA for certain costs incurred prior to June 1, 1996, which are classified as selling, general and administrative expenses in the accompanying statement of operations.

On November 30, 1995, in connection with the Recapitalization discussed in
Note 3, the Company entered into a consulting agreement with one of the Officers for two years with annual payments of $150,000.


(7)  EMPLOYEE BENEFIT PLANS
     ----------------------

     Deferred Contribution Plan
     --------------------------

In August 1996, the Company adopted a 401(k) plan for its employees, effective January 1, 1996. Under this plan, employees, who are at least 21 years old and have completed one year of service, as defined, are eligible to participate in the plan. The Company may contribute a discretionary matching contribution equal to a percentage of each employee's contribution plus an additional discretionary amount as determined by the Company. In 1996, the Company matched 100% of the employees' contributions totaling approximately $24,000. No additional discretionary amount was made.

     Defined Benefit Plan
     --------------------

In August 1996, the Company terminated its defined benefit pension plan. Prior to its termination, the terms of the plan stated that in order to be eligible for benefits under the plan, the employee must be 21 years of age or older, have completed 20 months of service, and recorded 1,000 hours of service during each year. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Company makes contributions to the plan in accordance with actuarial projections, subject to the requirements of the Internal Revenue Code, as amended.

In accordance with Statement of Financial Accounting Standards No. 88, "Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," the plan's termination triggered a curtailment gain of approximately $46,000, which is included in other income, net in the accompanying statement of operations. The plan's obligations were not yet settled as of December 31, 1996.

The following table reconciles the funded status of the plan with the amount reflected in the Company's December 31, 1996 balance sheet:


             Accumulated benefit obligation                      $(453,233)
                                                                 =========

             Projected benefit obligation                        $(453,233)

             Fair value of plan assets                             507,021
                                                                 ---------
             Funded status                                          53,788

             Unrecognized liability                                102,673

             Unrecognized net gain from past experience
               different from that assumed and effects of
               changes in assumptions                             (141,549)
                                                                 ---------
             Prepaid pension asset                               $  14,912
                                                                 =========

Net pension cost in 1996 is comprised of the following:

            Service cost                                  $ 36,796
            Interest cost                                   32,534
            Return on assets                               (56,846)
            Other                                           24,817
                                                          --------
                                                          $ 37,301
                                                          ========


The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5%. The expected long-term rate of return on assets was 7.5%.

(8)  SIGNIFICANT CUSTOMERS
     ---------------------

The Company receives a significant portion of its administrative fee revenue from two manufacturers who represent 24% and 11%, respectively, of total revenue for the year ended December 31, 1996.

(9)  COMMITMENTS AND CONTINGENCIES
     -----------------------------

The Company leases office space and other equipment through noncancellable operating leases. Certain of the leases are with related parties (Note 6). Rental expense under operating leases was approximately $106,000 for the year ended December 31, 1996.

Minimum rental payments under these leases with initial or remaining terms of one year or more at December 31, 1996 are as follows:

              1997                                 $ 94,080
              1998                                   94,080
              1999                                   89,288
              2000                                   33,210
                                                   --------
                                                   $310,658
                                                   ========

The Company is currently a defendant in a lawsuit which arose in the normal course of business, whereby the Company, a pharmaceutical manufacturer and other group purchasing organizations have been accused of damaging certain retail pharmacies by not allowing them memberships in buying organizations such as the Company, which would allow them to receive reduced prices on pharmaceuticals. Management believes that the outcome of this matter will have no material impact on the financial position of the Company or its results of operations.